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                                                                     EXHIBIT 99.

                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE
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                PICO HOLDINGS, INC. AND GLOBAL EQUITY CORPORATION

                               JOINT PRESS RELEASE
                               -------------------


         (LA JOLLA, CALIFORNIA - TORONTO, CANADA)--MAY 8, 1998--PICO Holdings, Inc. of La Jolla, California and Global Equity Corporation of Toronto, today announced that they are considering a proposal pursuant to which PICO Holdings, Inc. would combine with Global Equity. PICO Holdings currently owns, directly or indirectly, approximately 52% of the outstanding common shares of Global Equity.

         The companies said they anticipate that current Global Equity shareholders would exchange their shares through a Plan of Arrangement for a direct interest in the common stock of PICO Holdings, and Global Equity would become a wholly-owned subsidiary of PICO Holdings. The exchange ratio has not yet been determined.

         Global Equity's board of directors has created a special committee of the directors who are independent of PICO Holdings to consider any proposed transaction from the perspective of Global Equity's public minority shareholders. The committee has appointed independent legal advisors and appointed First Marathon Securities Limited as financial advisor.

         While the companies stressed that there can be no assurance that any transaction will result from these discussions, it is anticipated that if a transaction is to proceed, its terms and conditions will likely be announced within the next month.

         Global Equity is an international investment company with offices in Toronto, Canada and La Jolla, California. Its stock trades on the Toronto and Montreal stock exchanges under the symbol "GEQ". PICO Holdings is a diversified insurance and investment holding company, headquartered in La Jolla, which trades under the symbol "PICO" on the Nasdaq National Market System.

                                      # # #

For further information contact:

    GLOBAL EQUITY CORPORATION:     MAX WEBB            (619) 551-6835

    PICO HOLDINGS, INC.:           RICHARD H. SHARPE   (619) 456-6022 (EXT. 201)
                                   JAMES F. MOSIER     (619) 456-6022 (EXT. 202)

    FIRST MARATHON SECURITIES
       LIMITED:                    MARIANNE ANDERSON   (416) 869-7458

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